EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                              PBOC HOLDINGS, INC.,

                           PEOPLE'S BANK OF CALIFORNIA

                                       and

                              THE BANK OF HOLLYWOOD

                            dated as of June 22, 1999
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                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS                                                     1

ARTICLE II    THE MERGER                                                      5

     2.1      The Merger                                                      5
     2.2      Effective Time; Closing                                         6
     2.3      Effect on Outstanding Shares                                    6
     2.4      Shareholder Rights; Stock Transfers                             6
     2.5      Dissenting Shares                                               7
     2.6      Exchange Procedures                                             7
     2.7      Options                                                         8
     2.8      Withholding Rights                                              9
     2.9      Additional Actions                                              9

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF BOH                           9

     3.1      Capital Structure                                              10
     3.2      Organization, Standing and Authority of BOH                    10
     3.3      No BOH Subsidiaries                                            10
     3.4      Reserved                                                       10
     3.5      Authorized and Effective Agreement; Consents and Approvals     10
     3.6      Regulatory Reports                                             11
     3.7      Financial Statements                                           11
     3.8      Material Adverse Change                                        12
     3.9      Environmental Matters                                          12
     3.10     Tax Matters                                                    13
     3.11     Legal Proceedings                                              13
     3.12     Compliance with Laws                                           14
     3.13     Certain Information                                            14
     3.14     Employee Benefit Plans                                         14
     3.15     Certain Contracts                                              16
     3.16     Brokers and Finders                                            17
     3.17     Insurance                                                      17
     3.18     Properties                                                     17
     3.19     Labor                                                          17
     3.20     Transactions with Affiliates                                   18
     3.21     Nonperforming and Classified Assets                            18
     3.22     Required Vote; Inapplicability of Antitakeover Statutes;
                Fairness Opinion                                             18
     3.23     Year 2000 Compliance
     3.24     Disclosures                                                    19
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ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PBOC                         19

     4.1      Organization, Standing and Authority of PBOC                   19
     4.2      Organization, Standing, Authority and Ownership of the
                PBOC Subsidiaries                                            19
     4.3      Authorized and Effective Agreement; Consents and Approvals     20
     4.4      Securities Documents                                           20
     4.5      Financial Statements                                           21
     4.6      Access to Funds                                                21
     4.7      Legal Proceedings                                              21
     4.8      Certain Information                                            21
     4.9      Disclosures                                                    22

ARTICLE V     COVENANTS                                                      22

     5.1      Reasonable Best Efforts                                        22
     5.2      Shareholder Meeting                                            22
     5.3      Regulatory Matters                                             23
     5.4      Investigation and Confidentiality                              23
     5.5      Press Releases                                                 24
     5.6      Business of BOH                                                24
     5.7      Current Information                                            27
     5.8      Benefit Plans and Arrangements                                 27
     5.9      Indemnification; Insurance                                     28
     5.10     Reserved                                                       29
     5.11     Disclosure Supplements                                         29
     5.12     Failure to Fulfill Conditions                                  29

ARTICLE VI    CONDITIONS PRECEDENT                                           29

     6.1      Conditions Precedent - PBOC, the Bank and BOH                  29
     6.2      Conditions Precedent - BOH                                     30
     6.3      Conditions Precedent - PBOC and the Bank                       31

ARTICLE VII   TERMINATION, WAIVER AND AMENDMENT                              32

     7.1      Termination                                                    32
     7.2      Effect of Termination                                          33
     7.3      Survival of Representations, Warranties and Covenants          33
     7.4      Waiver                                                         33
     7.5      Amendment or Supplement                                        34

ARTICLE VIII   MISCELLANEOUS                                                 34

     8.1      Expenses; Termination Fee                                      34
     8.2      Entire Agreement                                               36
     8.3      Assignment; Successors                                         36
     8.4      Notices                                                        36
     8.5      Alternative Structure                                          37
     8.6      Interpretation                                                 38
     8.7      Counterparts                                                   38
     8.8      Governing Law                                                  38

Exhibit A       Form of Shareholder Agreement
Exhibit B       Form of Employment Agreement with Terry C. Jorgensen
Exhibit C       Matters to be covered by opinion of counsel to PBOC
Exhibit D       Matters to be covered by opinion of counsel to BOH

Schedule 8.1F   Regulatory Approval Conditions
Schedule 5.8B   PBOC Severance Policy

                          AGREEMENT AND PLAN OF MERGER

      Agreement and Plan of Merger, dated as of June 22, 1999, by and among PBOC Holdings, Inc. ("PBOC"), a Delaware corporation, Peoples' Bank of California ("Bank"), a federally chartered stock savings bank and a wholly-owned subsidiary of PBOC, and The Bank of Hollywood ("BOH"), a California commercial bank (the "Agreement").

                              W I T N E S S E T H:

      WHEREAS, the Boards of Directors of PBOC and BOH have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, subject to the terms and conditions set forth herein; and

      WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

      WHEREAS, as a condition and inducement to PBOC's willingness to enter into this Agreement, the directors and executive officers of BOH (such directors and executive officers collectively, the "Shareholders") are concurrently entering into a Shareholder Agreement with PBOC (collectively, the "Shareholder Agreement"), in the form attached hereto as Exhibit A, pursuant to which, among other things, the Shareholders agree to vote their shares of BOH Common Stock in favor of this Agreement and the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      "Acquisition Transaction" shall have the meaning set forth in Section 5.6(b) hereof.

      "Affiliate" shall have the meaning set forth in Section 3.20 hereof.

      "Articles of Combination" shall have the meaning set forth in Section 2.2 hereof.

      "BOH Common Stock" shall mean the common stock, no par value per share, of BOH.

      "BOH ESOP" shall mean BOH's Employee Stock Ownership Plan.

      "BOH Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of BOH as of December 31, 1998 and 1997 and the statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of BOH for each of the three years ended December 31, 1998, 1997 and 1996, (ii) the balance sheet (including related notes and schedules, if any) of BOH as of March 31, 1999 and the statements of income (including related notes and schedules, if any) of BOH for the three months ended March 31, 1999 and 1998 and (iii) the balance sheets of BOH (including related notes and schedules, if any) and the statements of income (including related notes and schedules, if any) of BOH with respect to the quarterly and annual periods ended subsequent to March 31, 1999 and delivered to PBOC pursuant to Section 5.7 hereof.

      "BOH Option Plans" shall mean the 1981 Stock Option Plan and the 1991 Stock Option Plan.

      "BOH Options" shall mean options to purchase shares of BOH Common Stock granted pursuant to one or both of the BOH Option Plans.

      "CFC" shall mean the California Financial Code.

      "CGCL" shall mean the California General Corporation Law.

      "Closing" shall have the meaning set forth in Section 2.2 hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commission" shall mean the Securities and Exchange Commission.

      "HOLA" shall mean the Home Owner's Loan Act, as amended.

      "Confidentiality Agreement" shall have the meaning set forth in Section 5.4(b) hereof.

      "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

      "Department" shall mean the State of California State Banking Department.

      "Dissenting Shares" shall have the meaning set forth in Section 2.5 hereof.

      "DOJ" shall mean the United States Department of Justice.

      "Effective Time" shall mean the time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

      "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

      "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; (2) all comparable state and local laws including but not limited to, the Air Quality Monitoring Devices Act (Health and Safety Code ss. 42700 et seq.); the Porter-Cologne Water Control Act (Water Code ss. 13200 et seq.); the Carpenter-Presley-Tanner Hazardous Substance Control Act (Health and Safety Code ss. 25300 et seq.); the Clean Waters Act (Fish and Game Code ss. 5650 et seq.); and the Hazard Communications Act (8 CCR 5194) and any similar, implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder, and
(3) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

      "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

      "Material Adverse Effect on BOH" shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of BOH or (ii) materially impairs the ability of BOH to consummate the transactions contemplated by this Agreement (including without limitation the Merger), provided, however, that Material Adverse Effect shall not be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Government Entity or interpretations thereof; or (b) generally accepted accounting principles, that in each case are generally applicable to the banking industry, or (ii) actions taken or to be taken by BOH upon the written request of PBOC pursuant to this Agreement.

      "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      "Merger" shall have the meaning set forth in Section 2.1(a) hereof.

      "Merger Consideration" shall have the meaning set forth in Section 2.3 hereof.

      "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury, or any successor thereto.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "PBOC Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PBOC as of December 31, 1998 and 1997 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PBOC for each of the three years ended December 31, 1998, 1997 and 1996, (ii) the consolidated balance sheet (including related notes and schedules, if any) of PBOC as of March 31, 1999 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PBOC for the three months ended March 31, 1999 and 1998 and (iii) the consolidated balance sheets of PBOC (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of PBOC included in the Securities Documents filed by PBOC with respect to the quarterly and annual periods subsequent to March 31, 1999.

      "Previously Disclosed" shall mean disclosed in (i) a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.11 hereof. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

      "Proxy Statement" shall mean the proxy statement to be delivered by BOH to its shareholders in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, including any amendment or supplement thereto.

      "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

      "Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

      "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

      Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II

                                   THE MERGER

2.1 The Merger

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), BOH shall merge with and into the Bank (the "Merger") in accordance with the applicable provisions of the laws of the United States and the State of California. The Bank shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the United States as a wholly-owned subsidiary of PBOC. The name of the Surviving Corporation shall continue to be "People's Bank of California." Upon consummation of the Merger, the separate corporate existence of BOH shall terminate.

      (b) From and after the Effective Time, the Merger shall have the effects set forth in 12 CFR ss.552.13(l) and Section 2095 of the CFC.

      (c) The Federal Stock Charter and Bylaws of the Bank, as in effect immediately prior to the Effective Time, shall be the Federal Stock Charter and Bylaws of the Surviving

Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

      (d) The directors and officers of the Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time. Each of such directors and officers shall hold office in accordance with the Federal Stock Charter and Bylaws of the Surviving Corporation and applicable provisions of federal law and regulation.

2.2 Effective Time; Closing

      The Merger shall become effective upon the filing of articles of combination (the "Articles of Combination") with the Secretary of the OTS and the filing of an agreement of merger (the "Agreement of Merger") or a copy of the Articles of Combination with the California Secretary of State and the California Commissioner of Financial Institutions, unless a different date and time is specified as the effective time in such Articles of Combination or Agreement of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of PBOC located at 5900 Wilshire Boulevard, 16th Floor, Los Angeles, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to PBOC and BOH the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.3 Effect on Outstanding Shares

      Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of a holder of shares of BOH Common Stock:

            (a) each share of BOH Common Stock issued and outstanding at the Effective Time (other than (i) Dissenting Shares and (ii) shares of BOH Common Stock owned by BOH or PBOC or any of its wholly-owned subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive $19.00 in cash without interest (the "Merger Consideration"); and

            (b) each share of BOH Common Stock owned by BOH, PBOC or any of PBOC's wholly-owned Subsidiaries at the Effective Time (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Corporation, and no exchange or payment shall be made with respect thereto.

2.4 Shareholder Rights; Stock Transfers

      Except as provided in Section 2.5 hereof, at the Effective Time, holders of BOH Common Stock shall cease to be and shall have no rights as shareholders of BOH, other than to receive the aggregate Merger Consideration to which such holders are entitled pursuant to Section 2.3 hereof. After the Effective Time, there shall be no transfers on the stock transfers books of BOH or the Surviving Corporation of shares of BOH Common Stock.

2.5 Dissenting Shares

      Each outstanding share of BOH Common Stock the holder of which has perfected his right to dissent under Section 1300 et seq. of the CGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration specified in Section 2.3 hereof, and the holder thereof shall be entitled only to such rights as are granted by Section 1301 of the CGCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Merger Consideration to which such holder would be entitled pursuant to Section 2.3 hereof. BOH shall give PBOC prompt notice upon receipt by BOH of any such written demands for payment of the fair value of shares of BOH Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 1301 of the CGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.6 Exchange Procedures

      (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of BOH Common Stock, other than Dissenting Shares, shall represent only the right to receive the aggregate Merger Consideration specified in Section 2.3 hereof.

      (b) As of the Effective Time, PBOC shall deposit, or shall cause to be deposited, with such bank or trust company reasonably acceptable to BOH as PBOC may select (the "Exchange Agent"), the aggregate Merger Consideration to be paid to the holders of shares of BOH Common Stock pursuant to Section 2.3 hereof in exchange for outstanding shares of BOH Common Stock.

      (c) Within five business days after the Effective Time, PBOC shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as PBOC and BOH may determine; and (ii) instructions for use in effecting the surrender of Certificates in exchange for the aggregate Merger Consideration to which such holder is entitled pursuant to
Section 2.3 hereof. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the aggregate Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to Section 2.3 hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of any shares of BOH Common Stock not registered in the transfer records of BOH, a check for the aggregate Merger Consideration to which the holder thereof is entitled pursuant to Section 2.3 hereof may be issued to the holder if the Certificate representing such BOH Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the reasonable discretion of PBOC and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

      (d) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of BOH for six months after the Effective Time shall be repaid by the Exchange Agent to PBOC. Any shareholders of BOH who have not theretofore complied with this
Section 2.6 shall thereafter look only to PBOC and the Bank for payment of the Merger Consideration deliverable in respect of each share of BOH Common Stock such shareholder holds as determined pursuant to Section 2.3 of this Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payments for them are not claimed prior to the date on which such payments would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PBOC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of PBOC, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of BOH Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PBOC or the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration deliverable in respect thereof pursuant to Section 2.3 of this Agreement.

2.7 Options

      At the Effective Time, each BOH Option which is outstanding and unexercised immediately prior to the Effective Time shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of BOH Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Merger Consideration and (y) the per share exercise price applicable to such

BOH Option by (ii) the number of such shares of BOH Common Stock subject to such BOH Option. BOH agrees to take or cause to be taken all action necessary to provide for such termination and payment effective at or before the Effective Time. BOH agrees to provide each holder of a BOH Option granted pursuant to a BOH Option Plan with any applicable notice and otherwise to take such actions as may be required to ensure that outstanding BOH Options are terminated in the manner set forth in this Section 2.7 and are not exercised in accordance with their terms prior to the Effective Time.

2.8 Withholding Rights

      PBOC or the Bank (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of BOH Common Stock or BOH Options such amounts as PBOC or the Bank is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld and paid to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of BOH Common Stock or BOH Options, as applicable, in respect of which such deduction and withholding was made by PBOC or the Bank.

2.9 Additional Actions

      If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Bank or BOH, or (ii) otherwise carry out the purposes of this Agreement, each of the Bank and BOH and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Bank, BOH or otherwise to take any and all such action.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BOH

      Except as Previously Disclosed, BOH represents and warrants to PBOC as follows:

3.1 Capital Structure

      The authorized capital stock of BOH consists solely of 2,000,000 shares of BOH Common Stock. There are no shares of preferred stock authorized by BOH. As of the date hereof, (i) there are 1,434,030 shares of BOH Common Stock issued and outstanding, and no shares of BOH Common Stock are held as treasury shares. All outstanding shares of BOH Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and none of the outstanding shares of BOH Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. BOH has Previously Disclosed each BOH Option outstanding as of the date hereof, including the number of shares covered by each such BOH Option and the exercise price thereof. Except for BOH Options to purchase 113,845 shares of BOH Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the BOH Common Stock.

3.2 Organization, Standing and Authority of BOH

      BOH is a California state banking corporation duly organized and validly existing under the laws of the State of California with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on BOH. BOH has heretofore delivered to PBOC true and complete copies of the Articles of Incorporation and Bylaws of BOH as in effect as of the date hereof.

3.3 No Subsidiaries

      BOH has no direct or indirect Subsidiaries. Except as Previously Disclosed, BOH does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization.

3.4 Reserved.

3.5 Authorized and Effective Agreement; Consents and Approvals

      (a) BOH has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of BOH's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BOH, except for the approval of this Agreement by BOH's shareholders. This Agreement has been duly and validly executed and delivered by BOH and constitutes a legal, valid and binding obligation of BOH which is enforceable against BOH in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger) nor compliance by BOH with any of the provisions hereof, (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of BOH (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BOH pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which BOH is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license applicable to BOH, excluding from the foregoing clauses (ii) and (iii) conflicts, breaches, defaults or violations which, either individually or in the aggregate, would not have a Material Adverse Effect on BOH.

      (c) Except for (i) the filing of applications and notices with, and the consents, approvals and waivers of, as applicable, the OTS, the Department, the FDIC and the DOJ, (ii) the filing of Articles of Combination with the Secretary of the OTS pursuant to the laws of the United States in connection with the Merger, (iii) the filing of an Agreement of Merger or a copy of the Articles of Combination with the California Secretary of State and the California Commissioner of Financial Institutions and (iv) the approval of the Merger by the respective Boards of Directors and shareholders of BOH and the Bank and the Board of Directors of PBOC and except for such filings, authorizations or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of BOH in connection with the execution and delivery by BOH of this Agreement and the transactions contemplated hereby.

3.6 Regulatory Reports

      Since January 1, 1995, BOH has duly filed with the Department and the FDIC, in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and BOH has previously delivered or made available to PBOC accurate and complete copies of all such reports. In connection with the most recent examinations of BOH by the FDIC, BOH was not required to correct or change any action, procedure or proceeding which BOH believes in good faith has not been now corrected or changed as required, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on BOH. The most recent regulatory rating given to BOH as to compliance with the CRA is "satisfactory." To the best knowledge of BOH, since its last regulatory examination of CRA compliance, BOH has not received any complaints as to CRA compliance.

3.7 Financial Statements

      (a) BOH has previously delivered or made available to PBOC accurate and complete copies of the BOH Financial Statements for all periods ended prior to the date hereof, which in the case of the balance sheets of BOH as of December 31, 1998 and 1997 and the statements of income, changes in shareholders' equity and cash flows for each of the years ended December 31, 1998, 1997 and 1996 are accompanied by the audit report of Hutchison and Bloodgood LLP, independent public accountants with respect to BOH. The BOH Financial Statements referred to herein, as well as the BOH Financial Statements to be delivered pursuant to
Section 5.7 hereof, fairly present or will fairly present, as the case may be, the financial condition of BOH as of the respective dates set forth therein, and the results of operations, changes in shareholders' equity and cash flows of BOH for the respective periods or as of the respective dates set forth therein.

      (b) Each of BOH Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein, and except that unaudited BOH Financial Statements may not include all footnote disclosures required by generally accepted accounting principles. The audits of BOH have been conducted in accordance with generally accepted auditing standards. The books and records of BOH are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of BOH.

      (c) Except to the extent (i) reflected, disclosed or provided for in the statement of financial condition of BOH as of March 31, 1999 (including related notes) and (ii) of liabilities incurred since such date in the ordinary course of business, BOH has no liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of BOH.

3.8 Material Adverse Change

      Since March 31, 1999, (i) BOH has conducted its businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BOH.

3.9 Environmental Matters

      (a) To the best knowledge of BOH, BOH is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect on BOH. BOH has not received any communication alleging that BOH is not in such compliance and, to the best knowledge of BOH, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

      (b) To the best knowledge of BOH, none of the properties owned, leased or operated by BOH has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not individually or in the aggregate have a Material Adverse Effect on BOH.

      (c) To the best knowledge of BOH, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against BOH or against any person or entity whose liability for any Environmental Claim BOH has or may have retained or assumed either contractually or by operation of law, except such which would not, individually or in the aggregate, have a Material Adverse Effect on BOH.

      (d) BOH has Previously Disclosed any environmental studies conducted by it with respect to any properties directly or indirectly owned or leased by it as of the date hereof.

3.10 Tax Matters

      (a) BOH has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. BOH will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by BOH are complete and accurate in all material respects. BOH is not delinquent in the payment of any material tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of BOH have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BOH as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to BOH to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to the best of BOH's knowledge, threatened.

      (c) BOH (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it (nor does BOH have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11 Legal Proceedings

      BOH has Previously Disclosed all existing or, to the best knowledge of BOH, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving BOH, any of which if determined adversely would, individually or in the aggregate, have a Material Adverse Effect on BOH. BOH is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on BOH.

3.12 Compliance with Laws

      (a) BOH has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on BOH; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of BOH, no suspension or cancellation of any of the same is threatened.

      (b) BOH is not in violation of its Articles of Incorporation or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on BOH; and has not received any notice or communication from any Governmental Entity asserting that BOH is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on BOH. BOH is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment which could reasonably be expected to have a Material Adverse Effect on BOH, and BOH has not received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

3.13 Certain Information

      The Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of BOH and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (excluding any information relating specifically to PBOC which is expressly provided by PBOC to BOH for inclusion therein).

3.14 Employee Benefit Plans

      (a) BOH has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by BOH for the benefit of the current or former directors, officers, employees or independent contractors of BOH (the "BOH Employee Plans"). BOH has previously furnished or made available to PBOC accurate and complete copies of the BOH Employee Plans together with (i) the most recent actuarial and financial reports prepared with respect to any such plans that are qualified plans, (ii) the most recent annual reports filed with any Governmental Entity with respect to each such plan and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any such plan that is a qualified plan.

      (b) None of BOH, any pension plan maintained by it and qualified under
Section 401 of the Code or, to the best of BOH's knowledge, any fiduciary of such plan has incurred any liability to the PBGC, the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of BOH under any BOH Employee Plan that has not been satisfied in full and that would have a Material Adverse Effect on BOH. To the best of BOH's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any BOH Employee Plan that is a pension plan.

      (c) BOH does not participate in or has incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each BOH Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "BOH Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that (i) such plan is qualified under Section 401 of the Code and (ii) the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of BOH's knowledge, is threatened to be revoked and BOH does not know of any ground on which such revocation may be based. BOH has no material liability under any such plan that is not reflected on the balance sheet of BOH at March 31, 1999 included in the BOH Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any BOH Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on BOH under Section 4975 of the Code or otherwise have a Material Adverse Effect on BOH.

      (f) Full payment has been made (or proper accruals have been established to the extent required by generally accepted accounting principles) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by generally accepted accounting principles) of all contributions which are due and payable after the date hereof and prior to the Effective Time, under the terms of each BOH Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any BOH Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any BOH Pension Plan.

      (g) The BOH Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of BOH, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the BOH Employee Plans or any trust related thereto or any fiduciary thereof.

3.15 Certain Contracts

      (a) Except as Previously Disclosed, BOH is not a party to, is not bound or affected by, receives or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by BOH (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by BOH of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of BOH, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by BOH, or the termination of which otherwise would not have a Material Adverse Effect on BOH; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of BOH upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which

BOH is obligated to indemnify any director, officer, employee or agent of BOH;
(v) any agreement, arrangement or understanding to which BOH is a party or by which either of the same is bound which limits the freedom of BOH to compete in any line of business or with any person or entity; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable federal or state regulatory agency; (vii) any lease of real or personal property requiring payments of annual rental in excess of $5,000, whether as lessor or lessee; or
(viii) any other agreement, arrangement or understanding which involves an annual payment of more than $5,000. A copy of each such agreement, arrangement or understanding has been made available to PBOC or, if oral, has been described in writing and Previously Disclosed.

      (b) BOH is not in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on BOH, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16 Brokers and Finders

      Except as Previously Disclosed, neither BOH nor any of its directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BOH in connection with this Agreement or the transactions contemplated hereby.

3.17 Insurance

      BOH believes that it is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. BOH has Previously Disclosed to PBOC a list identifying all insurance policies maintained by it as of the date hereof. All of the policies and bonds maintained by BOH are in full force and effect and all claims thereunder have been filed in a due and timely manner and no such claim has been denied.

3.18 Properties

      All real and personal property owned by BOH or presently used by it in its business is in condition (ordinary wear and tear excepted) sufficient to carry on the business of BOH in the ordinary course of business consistent with their past practices. BOH has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the balance sheet as of March 31, 1999 included in the BOH Financial Statements or acquired after such date, other than properties sold by BOH in the ordinary course of business, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to BOH's business and leased or licensed by BOH is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. BOH has Previously Disclosed a brief description of each material real property owned or leased by BOH and used in the conduct of its business.

3.19 Labor

      No work stoppage involving BOH is pending or, to the best knowledge of BOH, threatened. BOH is involved in, or to the best knowledge of BOH threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of BOH which could reasonably be expected to have a Material Adverse Effect on BOH. Employees of BOH are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of BOH's knowledge, there have been no efforts to unionize or organize any employees of BOH.

3.20 Transactions with Affiliates

      Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of BOH or any person or entity affiliated with it (collectively, "Affiliates"), relating to, arising from or affecting BOH, including without limitation any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BOH.

3.21 Nonperforming and Classified Assets

      (a) Each loan on the books and records of BOH, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of BOH, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

      (b) BOH has Previously Disclosed as of May 31, 1999: (i) any written or, to BOH's knowledge, oral loan or similar agreement under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the best of BOH's knowledge, in default of any other provision thereof; (ii) each loan or similar agreement which has been classified as "substandard," "doubtful" or "loss" or designated "special mention" by BOH or an applicable regulatory authority; (iii) a listing of the real estate owned acquired by BOH by foreclosure or by deed-in-lieu thereof.

3.22 Required Vote; Inapplicability of Antitakeover Statutes; Fairness Opinion

      (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of BOH by the affirmative vote of the holders of at least a majority of the outstanding shares of the BOH Common Stock.

      (b) No "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

      (c) BOH has received a written opinion of Hovde Financial, Inc. dated the date hereof to the effect that, as of the date hereof, the consideration to be received by the shareholders of BOH pursuant to this Agreement is fair to such shareholders from a financial point of view.

3.23 Year 2000 Compliance

      All hardware, firmware, software and computer systems owned, used or licensed by BOH, including but not limited to system and application programs, files, databases and computer services, are Year 2000 Compliant (as defined below) and shall continue to function in accordance with their intended purpose without material error or material interruption during and after the year 2000. For purposes of this Agreement, "Year 2000 Compliant" means that the hardware, firmware, software and computer systems (i) will correctly and accurately address, produce, store, process and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions;
(ii) will provide that all "date"-related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year; and (iii) will be interoperable with other Year 2000 Compliant hardware or software owned, used or licensed by BOH which may deliver records to, receive records from or otherwise interact with such hardware or software in the course of processing records or data.

3.24 Disclosures

      None of the representations and warranties of BOH or any of the written information or documents which are furnished by BOH to PBOC pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading. Copies of all documents Previously Disclosed or made available to PBOC pursuant to this Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PBOC

      PBOC represents and warrants to BOH as follows:

4.1 Organization, Standing and Authority of PBOC

      PBOC is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of PBOC to consummate the transactions contemplated hereby. PBOC is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder.

4.2 Organization, Standing, Authority and Ownership of the PBOC Subsidiaries

      Each PBOC Subsidiary which is a Significant Subsidiary (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of the PBOC and the Bank to consummate the transactions contemplated hereby.

4.3 Authorized and Effective Agreement; Consents and Approvals

      (a) Each of PBOC and the Bank has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PBOC and the Bank. This Agreement has been duly and validly executed and delivered by PBOC and the Bank and constitutes a legal, valid and binding obligation of PBOC and the Bank which is enforceable against PBOC and the Bank in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by PBOC and the Bank with any of the provisions hereof, (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation, Federal State Charter or Bylaws of PBOC, the Bank or any other PBOC Subsidiary,
(ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of PBOC, the Bank or any other PBOC Subsidiary pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or obligation to which PBOC, the Bank or any other PBOC Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license applicable to PBOC, the Bank or any other PBOC Subsidiary.

      (c) Except for (i) the filing of applications and notices with, and the consents, approvals and waivers of, as applicable, the OTS, the Department, the FDIC and the DOJ, (ii) the filing of Articles of Combination with the Secretary of the OTS pursuant to the laws of the United States in connection with the Merger, (iii) the filing of an Agreement of Merger or a copy of the Articles of Combination with the California Secretary of State and the California Superintendent of Banks and (iii) the approval of the Merger by the Board of Directors and shareholders of BOH and the Bank and the Board of Directors of PBOC, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of PBOC, the Bank or any other PBOC Subsidiary in connection with the execution and delivery by PBOC and the Bank of this Agreement and the transactions contemplated hereby.

4.4 Securities Documents

      PBOC has previously delivered or made available to BOH a complete copy of all Securities Documents filed by PBOC pursuant to the Securities Laws or mailed by PBOC to its shareholders as a class since May 31, 1998. PBOC has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading.

4.5 Financial Statements

      PBOC has previously delivered or made available to BOH accurate and complete copies of the PBOC Financial Statements for all periods ended prior to the date hereof, which in the case of the consolidated balance sheets of PBOC as of December 31, 1998 and 1997 and the consolidated statements of income, shareholders' equity and cash flows for each of the years ended December 31, 1998, 1997 and 1996 are accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to PBOC. The PBOC Financial Statements fairly present or will fairly present, as the case may be, the consolidated financial condition of PBOC as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of PBOC for the respective periods or as of the respective dates set forth therein. Each of the PBOC Financial Statements has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. Except to the extent (i) reflected, disclosed or provided for in the consolidated balance sheet of PBOC as of March 31, 1999 (including related notes) and (ii) of liabilities incurred since March 31, 1999 in the ordinary course of business, neither PBOC nor any PBOC Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, which would have a material adverse effect on the ability of PBOC and the Bank to fulfill its obligations to pay for shares of BOH Common Stock in accordance with the terms of Section 2.3 hereof.

4.6 Access to Funds

      The Bank has, or on the date of the Closing will have, all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of BOH Common Stock pursuant to Section 2.3 hereof.

4.7 Legal Proceedings

      There are no existing or, to the best knowledge of PBOC, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving PBOC or any PBOC Subsidiary which could reasonably be expected to have a material adverse effect on the ability of PBOC or the Bank to consummate the transactions contemplated hereby.

4.8 Certain Information

      None of the information relating to PBOC supplied or to be supplied by PBOC to BOH expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of BOH and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9 Disclosures

      None of the representations and warranties of PBOC or any of the written information or documents furnished by PBOC to BOH pursuant to this Agreement or in connection with the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including without limitation the nature and scope of the information described in the representation, warranty, information or document), not misleading.

                                    ARTICLE V

                                    COVENANTS

5.1 Reasonable Best Efforts

      Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger (including, without limitation, satisfaction of the conditions to consummation of the Merger specified in Article VI of this Agreement) on or before November 30, 1999 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

5.2 Shareholder Meeting

      BOH shall take all action necessary to have its shareholders consider this Agreement and the transactions contemplated hereby at a special meeting of shareholders which is called for the purpose as promptly as practicable after the date hereof. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, as advised by counsel, the Board of Directors of BOH will recommend that the shareholders of BOH approve this Agreement and the transactions contemplated hereby. The parties hereto shall promptly cooperate with each other in the preparation of the Proxy Statement, which shall contain such information as is mutually agreeable to the parties.

5.3 Regulatory Matters

      (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). PBOC and BOH shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

      (b) PBOC, the Bank and BOH shall, upon request, furnish each other with all information concerning themselves, their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of PBOC, the Bank or BOH to any Governmental Entity in connection with the transactions contemplated by this Agreement.

      (c) PBOC and BOH shall promptly furnish each other with copies of written communications received by, PBOC or BOH, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

5.4 Investigation and Confidentiality

      (a) BOH shall permit PBOC and its representatives reasonable access to its properties and personnel, and shall disclose and make available to PBOC all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of BOH including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which PBOC may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any law or agreement or constitute the waiver of any privilege and shall not include any information respecting the deliberations or recommendations of the Board of Directors of BOH, any committees thereof, or of management, or concerning compliance by BOH or PBOC and the Bank with the terms of this Agreement. In the event that BOH is prohibited by law or agreement from providing any of the access referred to in the preceding sentence to PBOC, it shall use its reasonable best efforts to obtain promptly waivers thereof so as to permit such access. BOH shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of BOH available to confer with PBOC and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

      (b) All information furnished to PBOC by BOH previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement, dated February 3, 1999, between BOH and PBOC (the "Confidentiality Agreement").

5.5 Press Releases

      PBOC and BOH shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

5.6 Business of BOH

      (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of PBOC, BOH shall carry on its business in the ordinary course consistent with past practice, including but not limited to the amount and types of loans originated as of the date hereof. BOH will use all reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and PBOC the present services of the employees of BOH and (z) preserve for itself and PBOC the goodwill of the customers of BOH and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of PBOC or as expressly contemplated hereby, between the date hereof and the Effective Time, BOH shall not:

            (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the BOH Common Stock;

            (ii) issue any shares of its capital stock (except upon the exercise of BOH Options presently outstanding), or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

            (iii) amend its Articles of Incorporation or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by BOH of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

            (iv) increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and Previously Disclosed and (ii) in the case of employees who are not officers above the level of Assistant Vice President, such as may be granted in the ordinary course of business consistent with past practice;

            (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to BOH's Employee Plans;

            (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by BOH (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee by BOH of any such obligation, (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, provided that BOH may employ an employee in the ordinary course of business if the employment of such employee is terminable by BOH at will without liability, other than as required by law, or (z) any contract, agreement or understanding with a labor union;

            (vii) change its method of accounting in effect for the year ended December 31, 1998, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and PBOC's independent public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1998, except as required by changes in laws or regulations;

            (viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

            (ix) make any capital expenditures, other than pursuant to binding commitments existing on the date hereof and which are Previously Disclosed and other than expenditures necessary to maintain existing assets in good repair, provided that in no event may capital expenditures exceed $10,000 in the aggregate;

            (x) file any applications or make any contract with respect to branching or site location or relocation;

            (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

            (xii) engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

            (xiii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

            (xiv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

            (xv) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

            (xvi) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds;

            (xvii) take any action that would result in any of the representations and warranties of BOH contained in this Agreement not to be true and correct in any material respect at the Effective Time or that could reasonably result in any material delay in consummation of the transactions contemplated hereby; or

            (xviii) agree to do any of the foregoing.

      (b) BOH shall not authorize or permit any of its directors, officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Transaction (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of BOH, as advised by counsel, (i) recommend or endorse an Acquisition Transaction,
(ii) participate in any discussions or negotiations regarding an Acquisition Transaction or (iii) provide any third party (other than PBOC) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction. BOH will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than PBOC with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6(b). BOH will notify PBOC immediately if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, BOH, and BOH will promptly inform PBOC in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving BOH, (ii) a purchase, lease or other acquisition of a substantial portion of the assets or liabilities of BOH or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of more than 10% of any class or series of equity securities of BOH.

5.7 Current Information

      (a) During the period from the date of this Agreement to the Effective Time, BOH shall, upon the request of PBOC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PBOC regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated hereby. Concurrently with the filing thereof, BOH will deliver to PBOC copies of the regular and periodic reports filed by BOH with the Department and the FDIC. As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year ending December 31), BOH will deliver to PBOC an unaudited balance sheet and a statement of income for such quarter and the same quarter in the preceding year prepared in accordance with generally accepted accounting principles, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, BOH will deliver to PBOC audited financial statements which are comparable in nature and scope to the audited BOH Financial Statements at December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996.

      (b) As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year ending December 31), PBOC will deliver to BOH an unaudited consolidated balance sheet and a consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with generally accepted accounting principles, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, PBOC will deliver to BOH audited consolidated financial statements which are comparable in nature and scope to the audited PBOC Financial Statements at December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996.

5.8 Benefit Plans and Arrangements

      (a) As soon as administratively practicable after the Effective Time, PBOC shall take all reasonable action so that employees of BOH shall be entitled to participate in the PBOC employee benefit plans of general applicability. For purposes of determining eligibility to participate in and the vesting of benefits under the PBOC employee benefit plans (other than PBOC's defined benefit pension plan), PBOC shall recognize years of service with BOH prior to the Effective Time.

      (b) PBOC anticipates that most employees of BOH as of the Effective Time shall become employees of the Bank as of the Effective Time, provided that the Bank shall have no obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of BOH a right to continuing employment with PBOC or the Bank after the Effective Time. Any BOH employee who is terminated or whose position is eliminated following the Closing shall be entitled to receive the maximum severance benefits to which they would be entitled as employees of PBOC under PBOC's current severance policy as Previously Disclosed on Schedule 5.8B, after taking their years of service to BOH into consideration.

      (c) The current President and Chief Executive Officer of BOH, Terry C. Jorgensen, shall as of the Effective Time enter into an Employment Agreement with the Bank, in the form attached hereto as Exhibit B and concurrently therewith, his employment agreement with BOH dated September 18, 1997 shall be terminated.

      (d) The parties hereto agree that the BOH ESOP shall be terminated in accordance with the terms thereof and applicable laws and regulations effective as of the Effective Time or as soon thereafter as practicable.

5.9 Indemnification; Insurance

      (a) From and after the Effective Time through the fourth anniversary of the Effective Time, PBOC and the Bank (each an "Indemnifying Party" and together the "Indemnifying Parties"), agrees to indemnify and hold harmless each present and former director, officer or employee of BOH, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which BOH could indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Bylaws of BOH, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

      (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

      (c) BOH shall be permitted to maintain up to $5,000,000 in aggregate directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective Time by persons who are currently covered by the directors' and officers' liability insurance policy maintained by BOH and to purchase an extension of the claims reporting period for the policy providing such coverage for a period of three years following the Effective Date. The premium for the year commencing August 1, 1999 shall not exceed $17,875 and the total premium for the three-year extension of the claims reporting period shall not exceed $14,000.

5.10 Reserved

5.11 Disclosure Supplements

      From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of a party for the purposes of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.12 Failure to Fulfill Conditions

      In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1 Conditions Precedent - PBOC, the Bank and BOH

      The respective obligations of PBOC, the Bank and BOH to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

      (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by PBOC, the Bank and BOH, including approval by the requisite vote of the shareholders of BOH of this Agreement.

      (b) All approvals, consents and waivers from any Governmental Entity the approval, consent or waiver of which is required for the consummation of the Merger shall have been received and all statutory waiting periods in respect thereof shall have expired, provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to PBOC that had such condition or requirement been known PBOC, in its reasonable judgment, would not have entered into this Agreement.

      (c) None of PBOC, its Subsidiaries or BOH shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

6.2 Conditions Precedent - BOH

      The obligations of BOH to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by BOH pursuant to Section 7.4 hereof.

      (a) The representations and warranties of PBOC set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PBOC or the Bank to consummate the Merger.

      (b) PBOC shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

      (c) PBOC shall have delivered to BOH a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

      (d) BOH shall have received an opinion or opinions of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., and Doreen J. Blauschild, Esq., Senior Vice President and General Counsel of the Bank, dated the date of the Closing, that collectively address the matters set forth in Exhibit C hereto.

      (e) BOH shall have received the written opinion of Hovde Financial, Inc., substantially to the effect of the opinion delivered pursuant to Section 3.22(c) hereof, dated as of the date of the proxy statement utilized by BOH to solicit approval of this Agreement and the transactions comtemplated hereby.

      (f) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger.

      (g) PBOC and the Bank shall have furnished BOH with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to PBOC and the Bank as BOH may reasonably request.

6.3 Conditions Precedent - PBOC and the Bank

      The obligations of PBOC and the Bank to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by PBOC and the Bank pursuant to Section 7.4 hereof.

      (a) The representations and warranties of BOH set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this
Section 6.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BOH or on the ability of BOH, PBOC or the Bank, to consummate the Merger.

      (b) BOH shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

      (c) BOH shall have delivered to PBOC a certificate, dated the date of the Closing and signed by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

      (d) PBOC shall have received an opinion or opinions of Fried, Bird & Krumpacker, Los Angeles, California, dated the date of the Closing, that collectively address the matters set forth in Exhibit D hereto.

      (e) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 6.1(b) hereof) whose consent, approval or waiver shall be required in connection with the Merger under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which BOH is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on BOH or materially adversely affect the ability of PBOC and the Bank to consummate the Merger and to operate BOH's branches.

      (f) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the Merger.

      (g) Holders of a number of shares of outstanding BOH Common Stock which represents 10.0% or more of the BOH Common Stock shall not have elected to exercise dissenters' or appraisal rights under Section 1301 of the CGCL.

      (h) BOH shall have furnished PBOC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to BOH as PBOC may reasonably request.

                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

7.1 Termination

      This Agreement may be terminated:

      (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

      (b) at any time on or prior to the Effective Time, by PBOC and the Bank in writing if BOH has, or by BOH in writing if PBOC or the Bank has, in any material respect, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein which in the case of BOH would have, or could reasonably be expected to have, a Material Adverse Effect on BOH and in the case of PBOC would have, or could reasonably be expected to have, a material adverse effect on the ability of PBOC and the Bank, as applicable, to consummate the Merger, in any case if such breach has not been cured following written notice of such breach by the earlier of 30 days after the date on which such written notice of such breach is given to the party committing such breach or the Effective Time;

      (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

      (d) at any time, by any party hereto in writing, if the shareholders of BOH do not approve this Agreement in the required manner by a vote taken thereon at a meeting duly called for such purpose (including any adjournments thereof) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before such meeting of shareholders; and

      (e) by any party hereto in writing, if the Effective Time has not occurred by the close of business on February 29, 2000, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date.

7.2 Effect of Termination

      In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) Sections 5.4(b) and Section 8.1 hereof shall survive any such termination and
(ii) a termination pursuant to Section 7.1(b), (c), (d) or (e) hereof shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3 Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.8(c) and 5.9 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive PBOC or BOH (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either PBOC or BOH.

7.4 Waiver

      Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of BOH) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of BOH have approved this Agreement shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect any of such shareholders without the approval of the shareholders.

7.5 Amendment or Supplement

      This Agreement may be amended or supplemented at any time by mutual agreement of PBOC, the Bank and BOH, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1 Expenses; Termination Fee

      (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of a termination of this Agreement resulting from a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the expenses of the other party without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.1(b) or (f) hereof.

      (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce PBOC to enter into this Agreement and as a means of compensating PBOC for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, BOH agrees to pay PBOC, and PBOC shall be entitled to payment of, a fee (the "Fee") of $850,000 upon the occurrence of (i) a termination of the Agreement by BOH due to the failure of the condition set forth in Section 6.2(e) hereof, or (ii) a Termination Event (as defined herein) so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to PBOC in immediately available funds within five business days after the occurrence of (i) a termination of the Agreement pursuant to clause (i) of the preceding sentence or (ii) a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 15 months after termination of this Agreement in accordance with its terms following the first occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary PBOC Event (other than a termination of this Agreement by PBOC pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of BOH) or (iv) 15 months after the termination of this Agreement by PBOC pursuant to Section 7.1(b) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of BOH.

      (c) For purposes of this Agreement, a "Termination Event" shall mean any of the following events:

            (i) BOH, without having received PBOC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder), other than PBOC or a Subsidiary of PBOC, or the Board of Directors of BOH shall have recommended that the shareholders of BOH approve or accept any Acquisition Transaction with any person other than PBOC or a Subsidiary of PBOC;

            (ii) any person, other than PBOC or a Subsidiary of PBOC, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the aggregate voting power represented by the outstanding BOH Common Stock; or

            (iii) one or more Shareholders shall have breached his or her obligations pursuant to the Shareholder Agreement in a manner which materially adversely affects the ability of BOH to obtain the approval of the holders of BOH Common Stock of this Agreement or otherwise materially adversely affects the ability of the parties hereto to consummate the transactions contemplated hereby.

      (d) For purposes of this Agreement, a "Preliminary Termination Event" shall mean any of the following events:

            (i) any person (other than PBOC or Subsidiary of PBOC) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of BOH Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of BOH Common Stock outstanding (such an offer being referred to herein as a "Tender Offer" and an "Exchange Offer," respectively);

            (ii) (A) the holders of BOH Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or (C) BOH's Board of Directors shall have withdrawn or modified in a manner adverse to PBOC the recommendation of BOH's Board of Directors with respect to the Agreement, in each case after any person (other than PBOC or a Subsidiary of PBOC) shall have (x) made, or disclosed an intention to make, a bona fide proposal to BOH or its shareholders to engage in an Acquisition Transaction, (y) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction; or

            (iii) BOH shall have breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle PBOC to terminate this Agreement under Section 7.1(b) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than PBOC or a Subsidiary of PBOC) shall have (x) made, or disclosed an intention to make, a bona fide proposal to BOH or its shareholders to engage in an Acquisition Transaction, (y) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction.

      (e) BOH shall promptly notify PBOC in writing of the occurrence of any Preliminary Termination Event or Termination Event.

      (f) Notwithstanding any provision in this Agreement to the contrary, in the event PBOC and the Bank terminate this Agreement pursuant to Section 7.1(c) hereof or refuse to consummate the Merger, in either case because any of the applications for approval referred to in Section 5.3 hereof are approved subject to one or more conditions or requirements which do not satisfy the requirements of Section 8.1(f) hereof and which conditions or requirements have been Previously Disclosed in Schedule 8.1F, PBOC shall pay to BOH $250,000 and shall reimburse BOH for all of its reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

8.2 Entire Agreement

      This Agreement (including the Shareholder Agreement) and the Confidentiality Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

8.3 Assignment; Successors

      None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as provided in Sections 5.8(c) and Section 5.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities. In the event that PBOC or any of its successors, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors shall assume the obligations set forth in Sections 5.8(c) and 5.9 hereof, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each person covered thereby.

8.4 Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to PBOC or the Bank:

            PBOC Holdings, Inc.
            5900 Wilshire Boulevard, 16th Floor
            Los Angeles, California 90036-5013
            Attn: Rudolf P. Guenzel
                  President and Chief Executive Officer

      With a required copy to:

            Elias, Matz, Tiernan & Herrick L.L.P.
            734 15th Street, N.W.
            Washington, D.C. 20005
            Attn: Norman B. Antin, Esq.

      If to BOH:

            The Bank of Hollywood
            6930 Hollywood Boulevard
            Hollywood, California   90028
            Attn: Terry C. Jorgensen
                  President and Chief Executive Officer

      With a required copy to:

            Fried, Bird & Crumpacker
            1900 Avenue of the Stars
            25th Floor
            Los Angeles, California   90067
            Attn: Jack Fried, Esq.

8.5 Alternative Structure

      Notwithstanding any provision of this Agreement to the contrary, PBOC may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of BOH set forth herein, provided that (i) the consideration to be paid to the holders of BOH Common Stock is not thereby changed in kind or reduced in amount as a result of such modification or alters the taxation of any amounts to be received by the holders of BOH Common Stock and (ii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to PBOC's and the Bank's obligations set forth in Sections
6.1 and 6.3 hereof.

8.6 Interpretation

      The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement," "the date hereof" and terms of similar import herein, unless the context otherwise requires, shall be deemed to be the date first above written.

8.7 Counterparts

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                         PBOC HOLDINGS, INC.
Attest:

/s/ J. Michael Holmes                    By: /s/ Rudolph P. Guenzel
-------------------------------------        -----------------------------------
Name:  J. Michael Holmes                 Name:  Rudolf P. Guenzel
Title: Executive Vice President,         Title: President and Chief Executive
         Chief Financial Officer                  Officer
         and Secretary


                                         PEOPLE'S BANK OF CALIFORNIA

Attest:

/s/ Doreen J. Blauschild                 By: /s/ Rudolph P. Guenzel
-------------------------------------        -----------------------------------
Name:  Doreen J. Blauschild              Name:  Rudolf P. Guenzel
Title: Senior Vice President, General    Title: President and Chief Executive
         Counsel and Secretary                    Officer


                                         THE BANK OF HOLLYWOOD

Attest:

/s/ Donald D. Farquhar                   By: /s/ Terry C. Jorgensen
-------------------------------------        -----------------------------------
Name:  Donald D. Farquhar                Name:  Terry C. Jorgensen
Title: Secretary                         Title: President and Chief Executive
                                                   Officer